                                                                     Exhibit 3.1

                              GFSI HOLDINGS, INC.



               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
               -------------------------------------------------


          1. The Certificate of Incorporation of GFSI HOLDINGS, INC. (the "Corporation") was filed in the Office of the Secretary of State of the state of Delaware on December 23, 1996.

          2. In the manner prescribed by Sections 241 and 245 of the General Corporation Law of the State of Delaware, resolutions were duly adopted by the sole director of the Corporation approving this Amended and Restated Certificate of Incorporation. The Corporation has not received any payment for any of its stock.

          3. The text of the Certificate of Incorporation, as amended and restated herein, shall read as follows:



          FIRST:  The name of the Corporation is

                              GFSI HOLDINGS, INC.

          SECOND: The address of the Corporation's initial registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's initial registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 29,105 shares of which (i) 1,105 shares shall be Series A Common Stock, par value $0.01 per share ("Series A Common Stock"); (ii) 1,000 shares shall be Series B Common Stock, par value $0.01 per share (the "Series B Common Stock," which along with the Series A Common Stock shall be referred to collectively as the "Common Stock"); (iii) 13,500 shares shall be Series A 12% Cumulative Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"); (iv)

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11,000 shares shall be Series B 12% Cumulative Preferred Stock, par value $0.01 per share ("Series B Preferred Stock"); and (v) 2,500 shares shall be Series C 12% Cumulative Preferred Stock, par value $0.01 per share ("Series C Preferred Stock," which along with the Series A Preferred Stock and the Series B Preferred Stock shall be referred to collectively as the "Preferred Stock").

          The following provisions respecting the powers, preferences, rights and the qualifications, limitations or restrictions in respect of the Corporation's Common Stock and Preferred Stock are hereby adopted:

          1. Common Stock. The Common Stock shall be subject to the following provisions:

               a. Dividends. The holders of Common Stock shall be entitled to receive, subject to any preferential dividend rights applicable to the Preferred Stock, such dividends as may be declared by the Board of Directors of the Corporation from time to time. No dividends shall be paid on shares of Common Stock unless and until all dividends accrued but not paid on the Preferred Stock as of such date have been paid in cash.

               b. Voting Rights. The holders of the Common Stock shall be entitled to one vote per share in voting on or consenting to the election of directors and for all other corporate purposes.

          2. Preferred Stock. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be identical in all respects. The Preferred Stock shall be subject to the following provisions:

               a.  Annual Dividends.

                    (1) Subject to the provisions of Paragraph d. below, the holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Director of the Corporation, annual cash dividends at the rate of $120.00 per share, per annum, payable on March 1 of each year (the "Preferred Stock Dividends"). The first such dividend payment shall be made on March 1, 1998. Such dividends shall be cumulative and shall accrue, whether or not earned or declared, from and after the date of issue of the Preferred Stock.

                    (2) The Preferred Stock Dividends shall be accrued, but not paid, if the payment thereof would result directly or indirectly in a default under any obligation of the Corporation or any of its subsidiaries for borrowed money or if, in the good faith opinion of the Board of Directors of the Corporation, the Corporation does not have available funds.

               b.  Liquidation.
                   -----------

                    (1) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of all shares of Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of Common Stock, to be paid an amount equal to the sum of $1,000.00 per share, plus all accrued but unpaid dividends thereon (the total amount of such sum being referred to herein as the "Preferred Stock Liquidation Payment") and the holders of Preferred Stock shall not be entitled to any further distribution or payment in respect of the Preferred Stock. If upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets of the Corporation to be distributed among the holders of the capital stock of the Corporation shall be insufficient to permit payment to the holders of Preferred Stock of the entire amount of the Preferred Stock Liquidation Payment, then the entire assets of the Corporation to be distributed to the holders of the capital stock of the Corporation shall be distributed ratably among the holders of Preferred Stock in proportion to the Preferred Stock Liquidation Payment due under this subparagraph (1) to each such holder. Upon any such liquidation, dissolution or winding-up of the Corporation, but only after each holder of Preferred Stock shall have been paid the full Preferred Stock Liquidation Payment to which such holder is entitled, the remaining assets of the Corporation shall be distributed to the holders of Common Stock.

                    (2) Written notice of such liquidation, dissolution or winding-up, stating the payment date, the amount of the Preferred Stock Liquidation Payment and the place where the amounts distributed shall be payable,

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

          shall be given by mail, postage prepaid, not less than 10 days prior to the payment date stated therein, to the holders of record of the Preferred Stock, such notice to be addressed to each stockholder at his, her or its post office address as shown by the records of the Corporation. Neither the consolidation nor merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of any of the provisions of this Paragraph b.

               c.  Redemptions.
                   -----------

                    (1) Optional Redemptions. The Preferred Stock shall be redeemable from time to time by paying for each share in cash on the redemption date(s) the sum of $1,000.00 plus all accrued but unpaid dividends thereon, such sum being called the "Redemption Price."

                    (2) Mandatory Redemptions. All shares of Preferred Stock not theretofore redeemed shall be redeemed by the Corporation by payment of the Redemption Price applicable to such shares in cash on March 1, 2009.

                    (3) Priority. In case of a redemption of only part of the outstanding shares of any series of Preferred Stock, the shares to be redeemed will be redeemed on a pro rata basis among the holders of all the Preferred Stock.

                    (4)  Notice. In the event of a redemption under subparagraph
          (1) above, the Corporation shall cause to be mailed to each of the holders of the Preferred Stock to be redeemed, at the last address of the holder appearing on the records of the Corporation, at least 15 days, but no more than 60 days, prior to the date of such redemption, a notice stating the date on which such redemption shall take place.

                    (5) Restrictions. Redemption payments (whether optional or mandatory) shall be accrued, but not paid, if the payment thereof would result directly or indirectly in a default under any obligation of the

          Corporation or any of its subsidiaries for borrowed money or if, in the good faith opinion of the Board of Directors of the Corporation, the Corporation does not have available funds.

               d. Dividends After Redemption Date. Unless there is a default in the payment of the Redemption Price for any shares of Preferred Stock to be redeemed, (1) the shares of Preferred Stock designated for redemption shall not be entitled to any dividends accruing after the redemption date specified, (2) on such redemption date all rights of the respective holders of such shares, as stockholders of the Corporation by reason of the ownership of such shares, shall cease, except the right to receive the Redemption Price for such shares without interest upon presentation, and
     (3) such shares shall not be deemed to be outstanding after such redemption date.

               e. Voting Rights. None of the shares of Preferred Stock shall have voting rights except as expressly required by law and except on any amendment to the Corporation's Certificate of Incorporation to alter or change the powers, designations, preferences or special rights of any shares of Preferred Stock and on any amendments to the Bylaws of the Corporation which would effect such change.

          FIFTH:  The name and mailing address of the incorporator are Michael
J. Beal, 1200 Main Street, Suite 3500, Kansas City, Missouri 64105.

          SIXTH: The name of the person who is to serve as the sole director until the first annual meeting of stockholders, or until his successor is elected and shall qualify, is A. Richard Caputo, Jr., whose mailing address is 9 West 57th Street, 40th Floor, New York, New York 10019.

          SEVENTH:  The duration of the Corporation is perpetual.

          EIGHTH: 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General

Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended subsequent to the date hereof to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


          2.  Indemnification and Insurance.

               a. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph b. of this Section 2, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.


               b.  Right of Claimant to Bring Suit.  If a claim under Paragraph
          a. of this Section 2 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

               c. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

               d. Insurance. The Corporation may, at its option and expense, maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

          NINTH: The Board of Directors of the Corporation is authorized and empowered to make, alter, amend or repeal any or all of the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to make, alter, amend or repeal any or all of the Bylaws of the Corporation.

          TENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law; and all rights conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

          IN WITNESS WHEREOF, GFSI Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Michael J. Beal, its Vice President, and Jacob C. Young III, its Assistant Secretary, this 22nd day of February, 1997.


                                    GFSI HOLDINGS, INC.
                                      a Delaware corporation



                                    By: /s/ Michael J. Beal
                                        -------------------------------
                                        Michael J. Beal, Vice President


                                    ATTEST:



                                    By: /s/ Jacob C. Young
                                        ---------------------------------------
                                        Jacob C. Young III, Assistant Secretary

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                         ----------------------------

     GFSI HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That the Board of Directors of said corporation by the unanimous written consent of its members adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of this corporation:

          RESOLVED that the Restated Certificate of Incorporation of GFSI Holdings, Inc. be amended by changing the first paragraph of Article FOURTH thereof so that, as amended, said paragraph of said Article shall be and read as follows:

          "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 54,105 shares of which (i) 1,105 shares shall be Series A Common Stock, par value $0.01 per share ("Series A Common Stock"); (ii) 1,000 shares shall be Series B Common Stock, par value $0.01 per share ("Series B Common Stock," which along with the Series A Common Stock shall be referred to collectively as the "Common Stock"); (iii) 13,500 shares shall be Series A 12% Cumulative Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"); (iv) 11,000 shares shall be Series B 12% Cumulative Preferred Stock, par value $0.01 per share ("Series B Preferred Stock"); (v) 2,500 shares shall be Series C 12% Cumulative Preferred Stock, pare value $0.01 per share ("Series C Preferred Stock"); and (vi) 25,000 shares shall be Series D Preferred Stock, par value $0.01 per share ("Series D Preferred Stock," which along with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be referred to collectively as the "Preferred Stock")."

          FURTHER RESOLVED, that the Restated Certificate of Incorporation of GFSI Holdings, Inc. be amended by changing the Article FOURTH thereof by adding a new section at the end of such Article so that, as amended, said new paragraph of said Article shall be and read as follows:

               "3. Series D Preferred Stock. The Board of Directors is authorized, to the extent permitted by this Certificate of Incorporation and applicable law, to provide for the issuance of the Series D Preferred Stock, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the designation, powers, preferences and rights of the shares and the qualifications, limitations or restrictions thereof. Except for any difference so provided by the Board of Directors, the shares of all Series D Preferred Stock will rank on a parity with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation.

          The authority of the Board of Directors with respect to the Series D Preferred Stock shall include, but not be limited to, determination of the following:

          (i) The rate of dividends, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue interest) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of capital stock or any other series of Preferred Stock;

          (ii) Whether the Series D Preferred Stock shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

          (iv) Whether the shares must or may be redeemed and, if so, the terms and conditions of such redemption (including, without limitation, the dates upon or after which the shares of the series must or may be redeemed and the price or prices at which they must or may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

          (v) Whether the shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

          (vi) The amounts, if any, payable upon the shares in the event of voluntary liquidation, dissolution or winding up of the affairs of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions on the Common Stock under such circumstances;

          (vii) The amounts, if any, payable upon the shares in the event of involuntary liquidation, dissolution or winding up of the affairs of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions in the Common Stock under such circumstances;

          (viii) Whether the shares shall be entitled to the benefits of a sinking fund for the redemption or purchase of the shares (the term "sinking fund" being understood to include any similar fund, however designated); and

          (ix) Any other relative rights, preferences, limitations and powers of the Series D Preferred Stock."

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said GFSI Holdings, Inc. has caused this certificate to be signed by its Assistant Secretary this 17th day of September, 1997.

                                    GFSI HOLDINGS, INC.


                                    By /s/ Richard Caputo
                                       ---------------------------------
                                    Name: A. Richard Caputo, Jr.
                                    Title:   Assistant Secretary

                             GFSI HOLDINGS, INC.

            CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES
                AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER
              SPECIAL RIGHTS OF 11.375% SERIES D PREFERRED STOCK
           AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                       Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

     GFSI Holdings Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the "Board of Directors") by its Certificate of Incorporation (hereafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, pursuant to a meeting held on September 12, 1997, duly approved and adopted the following resolution (the "Resolution"):

          RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issue of 11.375% Series D Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000.00 per share, consisting of 25,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

     (a) Designation. There is hereby created out of the authorized and unissued shares of Series D Preferred Stock of the Company a series of preferred stock, designated as the "11.375% Series D Preferred Stock" (the "Series D Preferred Stock"). The number of shares of Series D Preferred Stock shall be 25,000 shares, consisting an initial issuance of 25,000 shares of Series D Preferred Stock. The initial liquidation preference of the Series D Preferred Stock shall be $ 1,000.00 per share.

     (b) Rank. The Series D Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, rank (i) senior to all classes of common stock and to each other series of preferred stock existing on the Series D Preferred Stock Issue Date of the Company and each other class of capital stock or series of preferred stock issued by the Company after the Series D Preferred Stock Issue Date the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Series D Preferred Stock as to dividend distributions and distribution upon the liquidation, winding-up or dissolution of the Company (collectively referred to, with the common stock of the Company, as "Junior Securities"); (ii) subject to certain conditions, on a parity with any class of capital stock or series of preferred stock issued by the Company, which is established after the Series D Preferred Stock Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series D Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) subject to certain conditions, junior to each class of capital stock or series of preferred stock issued by the Company, which is established after the Series D Preferred Stock Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series D Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution of the Company (collectively referred to as "Senior Securities"). In addition, creditors and stockholders of the Company's Subsidiaries will have priority over the Series D Preferred Stock with respect to claims on the assets of such Subsidiaries. The Preferred Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities, provided that the Company may not issue any new class of Parity Securities or Senior Securities without the approval of the holders of at least 50% of the shares of Series D Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class, except that without the approval of the holders of Series D Preferred Stock, the Company may issue and have outstanding shares of Parity Securities issued from time to time in exchange for, or the proceeds of which are used to redeem or repurchase, any or all of the shares of Series D Preferred Stock or other Parity Securities.

     (c) Dividends.

          (i) Beginning on the Series D Preferred Stock Issue Date, the
    Holders of the outstanding shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series D Preferred Stock, at a rate per annum equal to 11.375% of the liquidation preference per share of the Series D Preferred Stock. All dividends shall be cumulative, whether or not earned or declared, compounded on a semi-annual basis on March 15 and September 15 of each year (the "Dividend Payment Dates") from the Series D Preferred Stock Issue Date. Dividends will accrue additional value to the liquidation preference but will not be payable before September 15, 2004, at which time they will be payable in cash, semi-annually on March 15 and September 15 of each year, commencing March 15, 2005. Each distribution in the form of a dividend shall be payable to Holders of record as they appear on the stock books of the Company on such record dates, not less than 10 nor more than 60 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the Series D Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Notes in respect of the Series D Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

          (ii) All dividends paid with respect to shares of the Series D Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

          (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any dividends on shares of the Series D Preferred Stock at any time.

          (iv) Dividends on account of arrears for any past dividend period and dividends in connection with any optional redemption pursuant to paragraph
     (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

          (v) No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash set apart for such payment on the Series D Preferred Stock. If full dividends are not so paid, the Series D Preferred Stock will share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on the Series D Preferred Stock.

          (vi) Dividends payable on shares of Series D Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

     (d)  Liquidation Preference.

          (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, the liquidation preference per share of Series D Preferred Stock, plus all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, the common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series D Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series D Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled.

          (ii) After payment of the full amount of the liquidation preferences and all accumulated and unpaid dividends to which they are entitled, the holders of shares of the Series D Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company.

          (iii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company (unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding-up of the business of the Company).

     (e)  Redemption.

          (i)   Optional Redemption. (A) Except as provided in paragraph
     (e)(i)(B) the Series D Preferred Stock may not be redeemed at the option of the Company prior to September 15, 2002. During the twelve-month period beginning on September 15 of the years indicated below, the Series D Preferred Stock will be redeemable at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Series D Preferred Stock to be redeemed, at the redemption prices (expressed as percentages of the liquidation preference thereof) set forth below, plus any accumulated and unpaid dividends to the redemption date:


            Year                                Percentage
            ----                                -----------

            2002............................... 105.688

            2003............................... 103.792

            2004............................... 101.896

            2005 and thereafter................ 100.000%

          (B) Notwithstanding the foregoing, on or after March 15, 1998 and prior to September 15, 2002, the Company may (but shall not have the obligation to) redeem, in whole or in part, the outstanding Series D Preferred Stock at a redemption price in cash equal to 105.688% of the liquidation preference (determined at the date of redemption) thereof, with the net proceeds of one or more Equity Offerings of the Company or GFSI, Inc.; provided, that any such redemption shall occur within 60 days of the date of the closing of any such Equity Offering. In addition, upon the occurrence of a Change of Control on or after March 15, 1998 and prior to September 15, 2002, the Company, at its option, may redeem, in whole or in part, the outstanding Series D Preferred Stock at a redemption price in cash equal to 105.688% of the liquidation preference (determined at the date of redemption) thereof. The Company shall give not less than 30 and not more than 60 days' notice of such redemption within 30 days following a Change of Control.

          (C)  Upon the occurrence of a Change of Control on or after March
     15, 1998 and prior to September 15, 2002, the Company, at its option, may redeem, in whole or in part, the outstanding Series D Preferred Stock at a redemption price in cash equal to 105.688% of the liquidation preference (determined at the date of redemption) thereof. The Company shall give not less than 30 and not more than 60 days' notice of such redemption within 30 days following a Change of Control.

          (ii) Mandatory Offers to Purchase. (A) Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each Holder of Series D Preferred Stock shall have the right to require the Company to purchase all or any part (equal to $500 or an integral multiple thereof) of such Holder's Series D Preferred Stock pursuant to an Offer (as defined below) at a purchase price in cash equal to 100% of the liquidation preference (determined at the date of redemption) thereof, plus any accumulated and unpaid dividends to the date of purchase.

               (B) Asset Sales.

               (1) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $4.0 million unless at least 75% of the Net Proceeds from such Asset Sale are applied to one or more of the following purposes in such combination as the Company shall elect: (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of the Company and its Restricted Subsidiaries at the time of the Asset Sale or the making of a capital expenditure otherwise permitted by this Indenture; provided that such investment occurs within 365 days of the date of such Asset Sale (the "Asset Sale Disposition Date"), (b) to reimburse the Company or its Restricted Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking, (c) to cash collateralize letters of credit; provided any such cash collateral released to the Company or its Restricted Subsidiaries upon the expiration of such letters of credit shall again be deemed to be Net Proceeds received on the date of such release, (d) the permanent purchase, redemption or other prepayment or repayment of outstanding Senior Securities of the Company or of the Company's Restricted Subsidiaries (with a corresponding reduction in any commitment relating thereto) on or prior to the 365th day following the Asset Sale Disposition Date or (e) an Offer expiring on or prior to the Purchase Date.

               (2) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Marketable Securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Series D Preferred Stock) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 90 days after receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the first sentence of this paragraph shall constitute "Excess Proceeds."

               (3) When the aggregate amount of Excess Proceeds exceeds $15.0 million (such date being an "Asset Sale Trigger Date"), the Company shall make an Offer to all holders of Series D Preferred Stock to purchase the maximum liquidation preference of the Series D Preferred Stock then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of liquidation preference (determined at the date of redemption) thereof to the Purchase Date plus any accumulated and unpaid dividends to the Purchase Date in accordance with the procedures set forth in this Certificate of Designation.

               (4) If the liquidation preference of Series D Preferred Stock surrendered by holders thereof exceeds the amount of Excess Proceeds, the Company shall select the Series D Preferred Stock to be purchased on a pro rata basis, by lot or by a method that complies with the requirements of any stock exchange on which the Series D Preferred Stock are listed.

               (5) Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

               (6) Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in paragraph (e)(ii)(B), but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States. The Company shall promptly take all reasonable actions required by the applicable local law to permit such repatriation, and once such repatriation of any affected Net Proceeds is not prohibited under applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds will be applied in the manner set forth above as if such Asset Sale have occurred on the date of repatriation

          (iii) Procedures for Redemption. (A) Within 30 days after any Change of Control Trigger Date or Asset Sale Trigger Date, Holdings shall mail a notice to each holder of Series D Preferred Stock at such holder's registered address stating (i) that an offer ("Offer") is being made pursuant to paragraph (e)(ii)(A) or (e)(ii)(B), as the case may be, the length of time the Offer shall remain open and the maximum aggregate liquidation preference of Series D Preferred Stock that will be accepted for purchase pursuant to such Offer; (ii) the purchase price for the Series D Preferred Stock (as set forth in paragraph (e)(ii)(A) or (e)(ii)(B), as the case may be), the amount of accumulated and unpaid dividends on such Series D Preferred Stock as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 40 days from the date such notice is mailed (the "Purchase Date")); (iii) that any Series D Preferred Stock not accepted for payment will continue to accumulate dividends; (iv) that, unless the Company fails to deposit on the Purchase Date an amount sufficient to purchase all Series D Preferred Stock accepted by the Company for purchase, dividends shall cease to accrue on such Series D Preferred Stock after the Purchase Date; (v) that Holders electing to tender any Series D Preferred Stock or portion thereof will be required to surrender their Series D Preferred Stock Certificate, with a form entitled "Option of Holder to Elect Purchase" completed, to the paying agent at the address specified in the notice prior to the close of business on the Business Day preceding the Purchase Date, provided that holders electing to tender only a portion of any Series D Preferred Stock must tender a liquidation preference of $500 or integral multiples thereof; (vi) that Holders will be entitled to withdraw their election to tender Series D Preferred Stock, if the paying agent receives, not later than the close of business on the third Business Day preceding the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the liquidation preference of Series D Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such Series D Preferred Stock purchased; and (vii) that Holders whose Series D Preferred Stock is accepted for payment in part will be issued new shares of Series D Preferred Stock equal in liquidation preference to the unpurchased portion of Series D Preferred Stock surrendered; provided that only Series D Preferred Stock with a liquidation preference of $500 or integral multiples thereof will be accepted for payment in part.

          (B) On the Purchase Date for any Offer, the Company shall, to the extent required by this Certificate of Designation and such Offer, (i) in the case of an Offer resulting from a Change of Control, accept for payment all Series D Preferred Stock or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale, accept for payment the maximum liquidation preference of Series D Preferred Stock or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds from such Asset Sale, and (ii) deposit with the paying agent the aggregate purchase price of all Series D Preferred Stock or portions thereof accepted for payment and any accumulated and unpaid dividends on such Series D Preferred Stock as of the Purchase Date.

          (C) With respect to any Offer, if less than all of the Series D Preferred Stock tendered pursuant to an Offer are to be purchased by the Company, the Company shall select on the Purchase Date the Series D Preferred Stocks or portions thereof to be accepted for payment pro rata, by lot or by a method that complies with the requirements of any stock exchange on which the Series D Preferred Stock are listed.

          (D) Promptly after consummation of an Offer, (i) the paying agent shall mail (or cause to be transferred by book entry) to each Holder of Series D Preferred Stock or portions thereof accepted for payment an amount equal to the purchase price for, plus any accumulated and unpaid dividends with respect to such Series D Preferred Stock, (ii) with respect to any tendered Series D Preferred Stock not accepted for payment in whole or in part, the Company shall return such Series D Preferred Stock to the Holder thereof, and (iii) with respect to any Series D Preferred Stock accepted for payment in part, the Company shall authenticate and mail to each such Holder a new Series D Preferred Stock equal in liquidation preference to the unpurchased portion of the tendered Series D Preferred Stock.

          (E) The Company shall publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

          (F) The Company shall comply with any tender offer rules under the Exchange Act which may then be applicable to the Company in connection with an Offer required to be made by the Company to repurchase the Series
     D Preferred Stock as a result of a Change of Control or an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with provisions of this certificate, the Company shall comply with the applicable securities laws and regulations.

          (G) With respect to any Offer, if the Company deposits prior to l0 a.m. New York City time with the paying agent on the Purchase Date an amount in available funds sufficient to purchase all Series D Preferred Stock accepted by the Company for payment, dividends shall cease to accumulate on such Series D Preferred Stock after the Purchase Date; provided, however, that if the Company fails to deposit such amount on the Purchase Date, dividends shall continue to accumulate on such Series D Preferred Stock until such deposit is made.

     (f)  Voting Rights.

          (i) The Holders of shares of the Series D Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii) and (iii) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

          (ii) (A) Except as set forth in paragraph (b) above, so long as any shares of the Series D Preferred Stock are outstanding, the Company shall not authorize any class of Senior Securities or Parity Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting or consenting, as the case may be, as one class.

          (B) So long as any shares of the Series D Preferred Stock are outstanding, the Company shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Series D Preferred Stock or to authorize the issuance of any additional shares of Series D Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

          (C) Except as set forth in paragraphs (f)(ii)(A) and (f)(ii)(B) above, (1) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities, or (2) the increase or decrease in the amount of authorized capital stock of any class, including any preferred Stock, shall not require the consent of holders of Series D Preferred Stock and shall not, unless not complying with paragraphs (f)(ii)(A) and (f)(ii)(B) above, be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Series D Preferred Stock.

          (iii) (A) If (1) dividends on the Series D Preferred Stock are in arrears and unpaid for two consecutive semi-annual periods; (2) the Company fails to discharge any redemption obligation of the Series D Preferred Stock when required; (3) the Company breaches or violates one of the provisions set forth in paragraph (l) hereof and the breach or violation continues for a period of 30 days or more; or (4) a default occurs on the obligation to pay principal of, interest on or any other payment obligation when due at final maturity on one or more classes of Indebtedness of the Company or any Subsidiary of the Company, whether such Indebtedness exists on the Series D Preferred Stock Issue Date or is incurred thereafter, having individually or in the aggregate an outstanding principal amount of $10,000,000 or more, or any other Payment Default occurs on one or more such classes of Indebtedness having individually or in the aggregate an outstanding principal amount of $10,000,000 or more, and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, then, in any such case, the number of directors constituting the Board of Directors shall be adjusted to permit the Holders of the majority of the then outstanding Series D Preferred Stock, voting separately as one class, to elect two directors.

          (B) The approval of holders of a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, will be required for any merger, consolidation or sale of assets of the Company, except as permitted pursuant to paragraph (l)(i) below. Each such event described in clause (A) above is referred to herein as a "Voting Rights Triggering Event." Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Series D Preferred Stock are paid in full and any failure, breach or default referred to in clause (A) is remedied.

     (g) Exchange. The Company may, at its option, exchange the Series D Preferred Stock for the Exchange Notes, pursuant to the terms set forth in the Units. On and after the date of any such exchange, dividends will cease to accrue on the outstanding shares of Series D Preferred and all rights of the holders of Series D Preferred Stock (except the right to receive the Exchange Notes) will terminate. The person entitled to receive the Exchange Notes issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Notes.

     (h) Conversion or Exchange. The Holders of shares of Series D Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

     (i) Preemptive Rights. No shares of Series D Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

     (j) Reissuance of Series D Preferred Stock. Shares of Series D Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Series D Preferred Stock must be in compliance with the terms hereof.

     (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

     (1)  Certain Additional Provisions.

          (i) Merger or Consolidation. Without the consent of Holders of a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the Person to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the Series D Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series D Preferred Stock had immediately prior to such Disposition; (c) immediately after such Disposition, no Voting Rights Triggering Event shall have occurred and be continuing; (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition; and (e) prior to the consummation of any proposed Disposition, the Company shall have delivered to the transfer agent and registrar an officers' certificate and an opinion of counsel to the effect that such Disposition complies with the terms of this Certificate of Designation and that all conditions precedent to such Disposition have been satisfied.

          (ii) Junior Payments. The Company shall not, directly or indirectly,
     (i) declare or pay any dividend or make any distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities), (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (iii) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Restricted Investments being collectively referred to as "Junior Payments"), if, at the time of such Junior Payment:

               (A) a Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof;

               (B) immediately after such Junior Payment and after giving effect thereto on a Pro Forma Basis, the Company shall not be able to issue $l.00 of additional Indebtedness pursuant to paragraph
          (l)(v)(A); or

               (C) such Junior Payment, together with the aggregate of all other Junior Payments made after the Series D Preferred Stock Issue Date, without duplication, exceeds the sum of: (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of the Company (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the Series D Preferred Stock Issue Date and ended as of the Company's most recently ended fiscal quarter at the time of such Junior Payment; plus
          (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities, as determined by the Board of Directors in good faith, received by the Company from the issue or sale of Equity Interests of the Company or GFSI, Inc. (to the extent contributed to the Company) subsequent to the Series D Preferred Stock Issue Date (other than (x) Equity Interests issued or sold to a Restricted Subsidiary and (y) Disqualified Stock); plus (3) $7.5 million; plus (4) the amount by which the principal amount of and any accrued interest on either Senior Securities of the Company or any Restricted Subsidiary is reduced on Holdings' consolidated balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Series D Preferred Stock Issue Date of any Indebtedness of the Company or any Restricted Subsidiary (not held by the Company or any Restricted Subsidiary) for Equity Interests (other than Disqualified

          Stock) of the Company (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to Persons other than GFSI, Inc. or any other Restricted Subsidiary) upon such conversion or exchange); plus (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Junior Payment that would result if such Subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with paragraph (l)(v)(A); provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (B) of the second paragraph of paragraph (l)(iv).

          Notwithstanding the foregoing, this Certificate of Designation shall not prohibit as Junior Payments:

               (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would comply with all of the provisions hereof (including, but not limited to, this paragraph (l)(ii));

               (B) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $15,000,000 after the Series D Preferred Stock Issue Date (it being understood that if any Restricted Investment made after the Series D Preferred Stock Issue Date pursuant to this clause (B) is sold, transferred or otherwise conveyed to any Person other than the Company or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (B), so that up to $15,000,000 of Restricted Investments may be outstanding under this clause (B) at any given time); provided that, without otherwise limiting this clause (B), any Restricted Investment in a Subsidiary made pursuant to this clause (B) is made for fair market value (as determined by the Board of Directors in good faith);

               (C) the repurchase, redemption or acquisition of the Company's Stock from the executives, management and employees or consultants of the Company of its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan, up to an aggregate amount not to exceed $10,000,000;

               (D) any loans, advances, distributions or payments from the Company to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements, intercompany tax sharing agreements, and other intercompany agreements and obligations;

               (E) the purchase, redemption, retirement or other acquisition of the Series D Preferred Stock pursuant to paragraph (e) above;

               (F) the payment of (a) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Voting Rights Triggering Event shall have occurred and be continuing or shall occur as a consequence thereof, and the Company's obligations to pay such fees under the TJC Agreement shall be subordinated expressly to the Company's obligations in respect of the Series D Preferred Stock, and
          (b) indemnities, expenses and other amounts under the TJC Agreement;

               (G) the redemption, repurchase, retirement or other acquisition of any equity interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other equity interests of the Company or the redemption, repurchase, retirement or other acquisition of any equity interests of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of other equity interests of such Restricted Subsidiary;

               (H) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of equity interests of the Company;

               (I) Restricted Investments received in consideration for the sale, transfer or disposition of the Company or any Restricted Subsidiary; provided that the Company complies with paragraph
          (e)(ii)(B);

               (J) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person;

               (K) payments and transactions in connection with the Offering, including, but not limited to the expenses of the Offering;

               (L) payments of fees, expenses and indemnities to the directors of the Company and its Subsidiaries;

               (M)  payments in respect of the Wolff Noncompetition Agreement;
          and

               (N) shareholder loans in an aggregate principal amount not to exceed $1.0 million.

          (iii) Transactions with Affiliates.

               (A) Except as otherwise set forth herein, neither the Company nor any of its Restricted Subsidiaries shall make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated Person.

               (B) The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any Affiliate Transactions involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $7,500,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of the Company in good faith) unless (i) the Board of Directors of the Company (including a majority of the disinterested directors, if any) determines, in good faith, that such Affiliate Transaction complies with the provisions hereof; and (ii)(A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, the company receives a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, the Company receives a written appraisal from a nationally recognized appraiser experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and (B) above, the Company receives a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

               (C) Notwithstanding subparagraphs (iii)(A) and (iii)(B) above, this paragraph (l)(iii) shall not apply to: (i) transactions between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; (ii) payments under the TJC Agreement; (iii) any other payments or transactions permitted pursuant to paragraph (l)(ii) above; (iv) (A) payments and transactions under Incentive

          Arrangements and (B) reasonable compensation paid to officers, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors or executives; (v) payments and transactions in connection with the Offering; and (vi) the sale, transfer and/or termination of the officers' life insurance policies in effect on the Series D Preferred Stock Issue Date.

          (iv) Reports.

               (A) So long as Series D Preferred Stock is outstanding, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission (unless the Commission will not accept such filing) the annual reports, quarterly reports and other documents relating to the Company and its Restricted Subsidiaries that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) if the Company were subject to such reporting requirements.

               (B) The Company shall provide to the Holders, within 15 days after it files them with the Commission, copies of the annual reports, quarterly reports and other documents (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act and the Commission will not accept such filing as is prescribed in Section 4.02(a), the Company shall provide to the Holders, within 15 days after it would have been required or permitted, as the case may be, to file with the Commission, financial statements, including any notes thereto (and with respect to annual reports, an auditor's report by a firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to that which the Company would have been required to include in such annual reports, quarterly reports and other documents relating to the Company and its Restricted Subsidiaries if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act.

               (C) If the Company is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, the Company shall cause its financial statements referred to in paragraph (l)(iv)(A), including any notes thereto (and with respect to annual reports, an auditors' report by a firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," to be so mailed to the Holders within 120 days after the end of each of the Company's fiscal years and within 60 days after the end of each of the first three fiscal quarters of each year. The Company shall cause to be disclosed in a statement accompanying any annual report or comparable information as of the date of the most recent financial statements in each such report or comparable information the amount available for payments pursuant to paragraph (l)(ii).

               (D) If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, for so long as Series D Preferred Stock remains outstanding, the Company shall furnish to the Holders, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

               (v)  Limitation on Incurrence of Indebtedness.

               (A) The Company shall not, and shall not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the Exchange Notes) unless the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least
          1.5 to 1 determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four quarter period had been issued at the beginning of such four quarter period.

               (B)  Subparagraph (A) above shall not apply to the issuance of:
          (i) Indebtedness of the Company and/or its Restricted Subsidiaries under the Company's credit facilities in an aggregate principal amount outstanding on the date of such issuance not to exceed the greater of
          (A) $135.0 million and (B) the sum of: (1) 85% of the book value of accounts receivable of the Company and its Restricted Subsidiaries on a consolidated basis and (2) 65% of the book value of the inventories of the Company and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding under this clause (i) together with the aggregate principal amount of Indebtedness outstanding under clause (iii) below shall not exceed $160.0 million at any one time outstanding (less the amount of any permanent reductions as set forth in paragraph (e)(ii)(B)); (ii) Indebtedness of the Company and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions relating to: (A) their properties, assets and rights as of the Series D Preferred Stock Issue Date not to exceed $10.0 million in aggregate principal amount at any one time outstanding, or (B) their properties, assets and rights acquired after the Series D Preferred Stock Issue Date, provided that the aggregate principal amount of such Indebtedness under this clause (ii)(B) does not exceed 100% of the cost of such properties, assets and rights; (iii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount up to $35.0 million (all or any portion of which may be issued as additional Indebtedness under the Company's credit facilities) provided that the aggregate principal amount of Indebtedness outstanding under this clause (iii) together with the aggregate principal amount of Indebtedness outstanding under clause (i) above shall not exceed $160.0 million at any one time outstanding (less the amount of any permanent reductions as set forth in paragraph (e)(ii)(B)); and (iv) Other Permitted Indebtedness.

          (vi) Limitation on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than Permitted Liens, upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom unless all payments due to the Series D Preferred Stock are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

          (vii) Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

               (A) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company, or (iii) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (A) applicable law, (B) Indebtedness permitted (1) under paragraph (1)(v)(A) and (2) under clauses (i), (ii) and (iii) of paragraph (1)(v)(B) and clauses (iv),
          (vii) and (x) of the definition of "Other Permitted Indebtedness," (C) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary, (D) customary provisions of any franchise, distribution or similar agreement, (E) any instrument governing Indebtedness or preferred stock or any other encumbrance or restriction of a Person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (F) Indebtedness or other agreements existing on the Series D Preferred Stock Issue Date,
          (G) any Refinancing Indebtedness permitted under paragraph (l)(v), provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the Holders than those contained in the agreements governing the Indebtedness being refinanced, (H) any restrictions, with respect to a Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary, (I) the terms of purchase money or capital lease obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired, or (J) any instrument governing the sale of assets of the Company or any Restricted Subsidiary, which encumbrance or restriction applies solely to the assets of the Company or such Restricted subsidiary being sold in such transaction.

               (B) Nothing contained in this paragraph shall prevent the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that are subject to Permitted Liens.

          (viii) Corporate Existence. Subject to paragraphs (e)(ii)(B) and
     (l)(i), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each of its Restricted Subsidiaries and the rights (charter and statutory), licenses and franchises of the Company and each of its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Restricted Subsidiary, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

          (ix) Compliance With Laws, Taxes. The Company shall, and shall cause each of its Restricted Subsidiaries to, comply with all statutes, laws, ordinances, or government rules and regulations to which it is subject, the non-compliance with which would materially adversely affect the business, prospects, earnings, properties, assets or condition, financial or otherwise, of the Company and its Restricted Subsidiaries taken as a whole.

          The Company shall, and shall cause each of its Restricted Subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except those contested in good faith by appropriate proceedings.

     (m) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Affiliate" means any of the following: (i) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, (ii) any spouse, immediate family member or other relative who has the same principal residence as any Person described in clause
(i) above, (iii) any trust in which any such Persons described in clause (i) or
(ii) above has a beneficial interest, and (iv) any corporation or other organization of which any such Persons described above collectively own 50% or more of the equity of such entity.

          "Business Day" means any day other than a Legal Holiday.

          "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any preferred stock.

          "Cash Flow" means, for any given period and Person, the sum of, without duplication, Consolidated Net Income, plus (a) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus (b) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus (c) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), plus (d) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees, including those in connection with the transactions contemplated by the Offering), to the extent deducted in computing Consolidated Net Income, plus (e) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus (f) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus (g) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus (h) any extraordinary or nonrecurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109 to the extent deducted in computing Consolidated Net Income, plus (i) to the extent not covered in clause (d) above, fees paid or payable in respect of the TJC Agreement to the extent deducted in computing Consolidated Net Income, plus (j) the net loss of any Person, other than those of a Restricted Subsidiary, to the extent deducted in computing Consolidated Net Income, plus
(k) net losses in respect of any discontinued operations as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income, minus (l) the portion of Consolidated Net Income attributable to minority interests in other Persons, except the amount of such portion received in cash by the Company or its Restricted Subsidiaries; provided, however, that if any such calculation includes any period during which an acquisition or sale of a Person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

          "Cash Flow Coverage Ratio" means, for any given period and Person, the ratio of: (i) Cash Flow to (ii) the sum of Consolidated Interest Expense and all dividend payments on any series of preferred stock of such Person (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock) and except for accrued and unpaid dividends with respect to the preferred stock outstanding on the Series D Preferred Stock Issue Date), in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a Person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

          "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the

Exchange Act) other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all Securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the Voting Stock of the Company (measured by voting power rather than number of shares) than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate, or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed following the Series D Preferred Stock Issue Date for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

          "Commission" means the Securities and Exchange Commission.

          "Consolidated Interest Expense" means, for any given period and Person, the aggregate of the interest expense in respect of all Indebtedness of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Transactions or any other refinancing of Indebtedness shall be excluded.

          "Consolidated Net Income" means, for any given period and Person, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (a) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (b) Consolidated Net Income of any Person will not include, without duplication, any deduction for: (i) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time, (ii) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), (iii) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (iv) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity and (v) any Restructuring Charges; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

          "Consolidated Net Worth" with respect to any Person means, as of any date, the consolidated equity of the common stockholders of such Person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such Person's preferred stock if such dividends are paid in additional shares of Capital Stock (other than Disqualified Stock); provided, however, that Consolidated Net Worth shall also include, without duplication: (a) the amortization of all write-ups of inventory, (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements),
(c) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles
Board Opinion Nos. 16 and 17, as amended and supplemented from time to time, (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off or deferred financing costs, or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (f) any Restructuring Charges, and
(g) any extraordinary or non-recurring charge arising out of the implementation of SFAS 106 or SFAS lO9; provided, however, that Consolidated Net Worth shall be calculated on a Pro Forma Basis.

          "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Series D Preferred Stock Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

          "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the mandatory redemption date of the Series D Preferred Stock.

          "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt Security that is convertible into, or exchangeable for, Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligation) provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

          "Equity Offering" means a public or private offering by the Company and/or its Subsidiaries for cash of Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (i) an offering of Disqualified Stock or (ii) Incentive Arrangements or obligations or payments thereunder.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Date" means a date on which the Units are exchanged by the Company for Exchange Notes.

          "Exchange Notes" means the Exchange Notes described in the Offering.

          "Hedging Obligations" means, with respect to any Person, the Obligations of such Persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements, and (iii) other agreements or arrangements designed to protect such Person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

          "Holder" means a holder of shares of Series D Preferred Stock.

          "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of Persons or businesses by the Company or the Restricted Subsidiaries or the retention of executives, officers or employees by the Company or the Restricted Subsidiaries.

          "Indebtedness" means, with respect to any Person, any indebtedness, whether or not: contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition; provided, however, that "Indebtedness" will not include any Incentive Arrangements or obligations or payments thereunder.

          "Indenture" means (i) the indenture governing the Company's 11.375% Subordinated Discount Notes due 2009 and (ii) the indenture governing the Exchange Notes.

          "Investment" means any capital contribution to, or other debt or equity investment in, any Person.

          "Issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

          "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, Security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

          "Marketable Securities" means (a) Government Securities, (b) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution, (c) commercial paper maturing not more than 270 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-2" (or higher) according to S&P or "P-2" (or higher) according to Moody's Investors Service, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (d) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

          "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

          "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of: (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the Series D Preferred Stock) and legal, accounting, management and advisory and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof,
(iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date, (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof, and (v) any deduction or appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

          "Non-Restricted Subsidiary" means any Subsidiary of the Company, other than a Restricted Subsidiary.

          "Obligations" means, with respect to any Indebtedness, all principal, interest, premium, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

          "Offering Circular" means the Offering Circular, dated September 11, 1997, relating to the Offering by the Company.

          "Offering" means the Offering of 50,000 exchangeable units consisting of 11.375% Subordinated Discount Notes due 2009 and Series D Preferred Stock.

          "Other Permitted Indebtedness" means: (i) Indebtedness of the Company and its Restricted Subsidiaries existing as of the Series D Preferred Stock Issue Date and all related Obligations as in effect on such date; (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims; (iii) Refinancing Indebtedness, provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; provided, however, that this limitation in this clause (B) does not apply to Refinancing Indebtedness of Senior Securities, and (C) in the case of Refinancing

Indebtedness of Junior Securities, such Refinancing Indebtedness shall be subordinated to the Notes at least to the same extent as the Junior Securities being extended, refinanced, renewed, replaced, substituted or refunded; (iv) intercompany Indebtedness of and among the Company and its Restricted Subsidiaries; (v) Indebtedness of the Company and its Restricted Subsidiaries incurred in connection with making permitted Restricted Payments under clauses
(iii), (iv) (but only to the extent that such Indebtedness is provided by the Company or a Restricted Subsidiary) or (x) of the second paragraph of paragraph
(1)(ii); (vi) Indebtedness of any Non-Restricted Subsidiary created after the Series D Preferred Stock Issue Date; provided that such Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries and the Company and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness; (vii) Indebtedness of the Company and its Restricted Subsidiaries under Hedging Obligations; (viii) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business; (ix) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business; (x) Indebtedness of the Company and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets; (xi) the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by paragraph (l)(v); and (xii) Indebtedness of any Person at the time it is acquired as a Restricted Subsidiary, provided that such Indebtedness was not issued by such Person in connection with or in anticipation of such acquisition.

          "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Principals" means (a) The Jordan Company, Jordan/Zalaznick Capital Corporation and MCIT PLC, and their respective Affiliates, principals, partners and employees, family members of any of the foregoing and trusts for the benefit of any of the foregoing, including, without limitation, Leucadia National Corporation and Jordan Industries, Inc., and their respective Subsidiaries, (b) the officers, directors and employees of Holdings on the date of issuance of the Exchange Notes and their respective Affiliates and family members and trusts for the benefit of any of the foregoing. For the purpose of the definition of "Principals," The Jordan Company, Jordan/Zalaznick Capital Corporation and MCIT PLC shall be deemed to be Affiliates.

          "Pro Forma Basis" means, for purposes of determining Consolidated Net Worth for purposes of paragraph (m)(i) hereof, giving pro forma effect to (x) any acquisition or sale of a Person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP.

          "Redemption Date" with respect to any shares of Series D Preferred Stock, means the date on which such shares of Series D Preferred Stock are redeemed by the Company.

          "Refinancing Indebtedness" means (i) Indebtedness of the Company and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under the Indentures or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness; (ii) any refinancings of Indebtedness issued under the Company's credit facilities; and (iii) any additional Indebtedness issued to pay premiums and fees in connection with clauses (i) and (ii).

          "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

          "Restricted Investment" means any Investment in any Person, provided that Restricted Investments will not include: (i) Investments in marketable Securities and other negotiable instruments permitted by this Certificate of Designation; (ii) any Incentive Arrangements; (iii) Investments in the Company; or (iv) Investments in any Restricted Subsidiary (provided that any Investment in a Restricted Subsidiary was made for fair market value (as determined by the Board of Directors in good faith). The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

          "Restricted Subsidiary" means: (i) any Subsidiary of the Company existing on the Series D Preferred Stock Issue Date, and (ii) any other Subsidiary of the Company formed, acquired or existing after the Series D Preferred Stock Issue Date that is designated as a "Restricted Subsidiary" by the Company pursuant to a resolution approved by a majority of the Board of Directors, provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of the Company that has been redesignated by the Company pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the terms of the Indenture unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance With clause (ii) of this definition.

          "Series D Preferred Stock Issue Date" means the date on which the Series D Preferred Stock is originally issued by the Company under this Certificate of Designation.

          "SFAS 106" means Statement of Financial Accounting Standards No. 106.

          "SFAS 109" means Statement of Financial Accounting Standards No. 109.

          "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

          "Subsidiary" of any Person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such Person (regardless of whether such Equity Interests are owned directly by such Person or through one or more Subsidiaries).

          "TJC Agreement" means the Management Consulting Agreement among the Company, GFSI, Inc. and TJC Management Corporation, as in effect on the Series D Preferred Stock Issue Date.

          "Units" means the exchangeable units of the Company consisting of the 11.375% Subordinated Discount Notes due 2009 and Series D Preferred Stock.

          "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other requirement payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          "Wolff Noncompetition Agreement" means the agreement between the Company and Robert M. Wolff, relating to certain covenants not to compete with the business of the Company, as in effect on the Series D Preferred Stock Issue Date.

          IN WITNESS WHEREOF, GFSI Holdings, Inc. has caused this Certificate of Designation to be signed by Douglas Zych, in his capacity as Vice President and attested to by A. Richard Caputo, Jr. in his capacity as Vice President and Assistant Secretary, on this 17th day of September 1997.

                                              GFSI HOLDINGS, INC.


                                              By: /s/ Douglas Zych
                                                  ---------------------
                                              Name: Douglas Zych
                                              Title: Vice President

Attest:

By: /s/ Richard Caputo
    -------------------------------
    Name: A. Richard Caputo, Jr.
    Title: Assistant Secretary